Appvion Reports Second Quarter 2014 Results

APPLETON, Wis., Aug. 4, 2014 /PRNewswire/ --

  Net sales of $207.9 million up 3.2% compared to second quarter 2013
  Net sales for Encapsys® up 4.6%; net sales to external customers up 11.9% with shipments down approximately 5%
  Net sales of thermal papers up 5.8%; shipments up approximately 11%
  Net sales of carbonless papers down 0.8%; shipments flat
  Operating income of $10.7 million was down $9.7 million

Appvion's second quarter 2014 net sales of $207.9 million increased 3.2% compared to second quarter 2013. Encapsys net sales increased $0.6 million, or 4.6%, while sales to external customers rose 11.9% despite a volume decrease of approximately 5%. Thermal papers net sales of $110.9 million were $6.1 million higher than second quarter 2013 on a volume increase of approximately 11%. Carbonless papers net sales of $87.6 million were 0.8% lower than prior year, while shipment volumes remained flat.

Appvion reported second quarter 2014 operating income of $10.7 million compared to $20.4 million during second quarter 2013. The positive impact of increased revenue, resulting from higher shipment volumes, was offset by unfavorable product pricing and mix, increased manufacturing costs and higher selling, general and administrative (SG&A) expenses, including increased compensation and benefit costs, as well as increased legal expenses.

Appvion's net sales for the first six months of 2014 were $411.7 million compared to $412.3 million during the first half of 2013. Appvion reported operating income of $25.2 million for the first six months of 2014 compared to operating income of $38.3 million for the same period last year. The business challenges experienced during the current quarter, as discussed above, were also present throughout the first half of the year. Prior year results included $2.0 million of Domtar base paper transition costs and $0.3 million of start-up costs for thermal assets.

Higher sales and shipment volume offset by manufacturing costs and lower selling prices

Mark Richards, Appvion's chairman, president and chief executive officer, said Encapsys sales to external customers grew almost 12%, compared to second quarter 2013, while volume was approximately 5% lower. Those results reflect the ongoing shift to production of more complex products offset by the impact of expected lower order volume from Encapsys' largest customer at the end of its fiscal year.

Thermal papers sales grew nearly 6% compared to second quarter 2013 and were the highest quarterly results in more than a year. Thermal papers sales continued sequential quarterly growth that has averaged more than 6% over the past two quarters. Thermal papers volume increased approximately 11% as volume for tag, label and entertainment products grew more than 14% while shipments for receipt paper increased more than 7%.

Volume for the Company's carbonless segment remained relatively stable for the sixth consecutive quarter. Volume for second quarter 2014 benefited from increased sales of specialty papers; however, revenue and profitability for the segment were negatively affected by lower average selling prices and margins for those products.

Richards said total company revenue increased as higher overall shipment volumes more than offset unfavorable pricing primarily for thermal receipt paper. "Second quarter prices for thermal receipt paper compare unfavorably to the historically high prices we saw in second quarter 2013. However, we have seen relatively stable prices since the beginning of 2014," Richards stated. He added that Appvion's second quarter 2014 operating income was lower than the prior year as a result of higher manufacturing costs of nearly $7 million in the current period associated with performance problems with base paper from suppliers other than Domtar, as well as higher spending for employee pension and benefit costs and other manufacturing expenses.

Second Quarter and First Half Business Unit Results (dollars in millions):

	Net Sales for the		Operating Income (Loss) for the
	Three Months Ended		Three Months Ended
	June 29, 2014	June 30, 2013	June 29, 2014	June 30, 2013

Encapsys	$ 13.6	$ 13.0	$ 3.1	$ 3.2
Thermal Papers	110.9	104.8	6.6	12.1
Carbonless Papers	87.6	88.3	4.8	8.9
Other (Unallocated)	--	--	(3.3)	(3.1)
Intersegment (a)	(4.2)	(4.6)	(0.5)	(0.7)
	$ 207.9	$ 201.5	$ 10.7	$ 20.4

	Net Sales for the		Operating Income (Loss) for the
	Six Months Ended		Six Months Ended
	June 29, 2014	June 30, 2013	June 29, 2014	June 30, 2013

Encapsys	$ 28.1	$ 26.1	$ 7.1	$ 6.7
Thermal Papers	216.4	217.4	10.4	18.5
Carbonless Papers	175.6	178.0	14.0	19.7
Other (Unallocated)	--	--	(5.1)	(5.2)
Intersegment (a)	(8.4)	(9.2)	(1.2)	(1.4)
	$ 411.7	$ 412.3	$ 25.2	$ 38.3

(a)	Represents the portion of the Encapsys segment relating to microencapsulated products provided internally for the production of carbonless papers.

Encapsys

Second quarter 2014 net sales of $13.6 million were 4.6% higher than second quarter 2013 net sales. Sales to external customers were 11.9% higher despite decreased shipment volumes of approximately 5%. Year-to-date net sales of $28.1 million were 7.7% higher than the same period last year. External net sales were 16.6% higher on flat shipment volumes. Second quarter 2014 operating income of $3.1 million was slightly lower than second quarter last year due to increased SG&A expense supporting future growth. First half 2014 operating income of $7.1 million was 6.0% higher than first half 2013 and included $5.9 million of operating income from external sales compared to $5.3 million in the same period last year. Improved product mix offset higher manufacturing costs, as well as increased SG&A expense in support of future growth.

Thermal Papers

Current quarter thermal papers net sales of $110.9 million increased 5.8% compared to prior year net sales of $104.8 million. Shipment volumes were approximately 11% higher than second quarter 2013. Tag, label, and entertainment volume increased more than 14% and shipments of receipt paper were more than 7% higher compared to second quarter 2013. Current quarter operating income was $6.6 million compared to $12.1 million in 2013 primarily due to lower pricing for receipt paper and increased manufacturing costs. Year-to-date net sales of $216.4 million were slightly lower than the same period last year, while operating income of $10.4 million declined 43.8%. Higher manufacturing costs, increased legal fees to defend anti-dumping claims, as well as a decline in pricing for receipt paper due to increased foreign competition, negatively impacted current year financial results of the business.

Carbonless Papers

Second quarter 2014 carbonless net sales totaled $87.6 million, a decrease of 0.8% from second quarter 2013. Flat shipment volumes included improved sales of specialty products, while revenue was negatively impacted by unfavorable sales mix. Operating income for the quarter was $4.8 million compared to $8.9 million in second quarter 2013 as unfavorable product mix and increased manufacturing costs impacted results. Year-to-date net sales of $175.6 million were 1.3% lower than the same period last year, while operating income of $14.0 million declined 28.9% as a result of unfavorable pricing and sales mix as well as increased manufacturing costs.

Other (Unallocated)

Other (unallocated) includes unallocated corporate expenses. Second quarter 2014 expenses of $3.3 million increased $0.2 million from that of 2013 largely due to increased legal fees. Year-to-date 2014 expense was $5.1 million compared to $5.2 million for the first six months of 2013.

Balance Sheet

At the end of second quarter 2014, the Company held cash balances of $4.8 million compared to cash balances of $1.8 million at year-end 2013. During June 2014, Appvion entered into an accounts receivable securitization program with a commitment size of $30.0 million. This contributed to a decrease in working capital of $22.9 million. During the first half of 2014, the Company contributed $12.3 million to the pension fund and invested $10.5 million in capital projects. Net debt was $588.2 million compared to $595.3 million at year-end 2013.

Outlook

Richards said the Company expects strong sales and earnings growth from Encapsys as the segment benefits from sales of new products introduced to new customers, as well as growth from its current customer base. The Company is also investing in additional staff and equipment to support growth beyond 2014, including geographical expansion and additional new product launches. Preliminary work on microencapsulation capacity expansion projects will continue in the third quarter.

Prices for thermal receipt paper will continue to compare unfavorably to the higher prices of 2013. The Company expects thermal receipt paper prices will reflect continuing competitive pressure during the rest of the year. The Company projects continued strong volume and sales growth for its thermal tag, label and entertainment products. The Company has made progress in resolving the issues that have reduced yields and increased manufacturing costs and expects improvement in third quarter manufacturing performance.

Richards said he expects the Company's carbonless segment to produce volume and sales growth as it benefits from sales of an expanding portfolio of specialty paper products. Appvion will also continue to drive earnings improvements for its carbonless papers segment through increased average prices, aggressive cost management and improved manufacturing operations, offset somewhat by a less favorable product mix.

Richards noted that the recent additions of Kevin Gilligan to lead the paper division, and Ethan Haas to direct the carbonless and specialty papers business, will provide additional focus, experience and urgency to achieving improved manufacturing performance. Both Gilligan and Haas bring extensive leadership experience in driving organizational and operational improvements.

The Company's efforts to reduce working capital by $10-$15 million in 2014 are ahead of schedule and target as a result of the accounts receivable securitization program Appvion entered into earlier this year.

Earnings release conference call

Appvion will host a conference call to discuss its second quarter 2014 results on Tuesday, August 5, 2014, at 11:00 a.m. ET. The call will be broadcast live over the Internet. A webcast link and presentation slides will be available in the investor section/events & presentations of the Appvion website at www.appvion.com. The broadcast will also be archived on that same page of the Company website.

About Appvion
Appvion creates product solutions through its development and use of coating formulations, coating applications and Encapsys microencapsulation technology. The Company produces thermal, carbonless and security papers and Encapsys products. Appvion, headquartered in Appleton, Wisconsin, has manufacturing operations in Wisconsin, Ohio and Pennsylvania, employs approximately 1,700 people and is 100 percent employee-owned. For more information, visit www.appvion.com.

Notice regarding forward-looking statements

This news release contains forward-looking statements. The words "will," "may," "should," "believes," "anticipates," "intends," "estimates," "expects," "projects," "plans," "seeks" or similar expressions are intended to identify forward-looking statements. All statements in this news release, other than statements of historical fact, including statements which address Appvion's strategy, future operations, future financial position, estimated revenues, projected costs, prospects, plans and objectives of management and events or developments that Appvion expects or anticipates will occur, are forward-looking statements. All forward-looking statements speak only as of the date on which they are made. They rely on a number of assumptions concerning future events and are subject to a number of risks and uncertainties, many of which are outside the Company's control that could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to, the factors listed under "Item 1A - Risk Factors" in the Annual Report on Form 10-K. Many of these factors are beyond Appvion's ability to control or predict. Given these uncertainties, you should not place undue reliance on the forward-looking statements. Appvion disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Information

Appvion is providing Adjusted EBITDA information, which is defined as net income (loss) of Appvion determined in accordance with all applicable and effective U.S. GAAP, before interest income or expense, income taxes, depreciation, amortization, certain income and expenses and noncash items for the applicable period, as a complement to GAAP results. Adjusted EBITDA is a measure commonly used by management and investors as a measure of leverage capacity, debt service ability and liquidity. Adjusted EBITDA is not considered a measure of financial performance under GAAP, and the items excluded from Adjusted EBITDA are significant components in understanding and assessing Appvion's financial performance. Adjusted EBITDA should not be considered in isolation or as an alternative to, or superior to, such GAAP measures as net income, cash flows provided by or used in operating, investing, or financing activities or other financial statement data presented in Appvion's consolidated financial statements as an indicator of financial performance or liquidity. Reconciliations of non-GAAP financial measures are provided in an accompanying table. Since Adjusted EBITDA is not a measure determined in accordance with GAAP and is susceptible to varying calculations, Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures of other companies.

Table 1

Appvion, Inc.
Consolidated Statements of Operations
(dollars in millions)
(unaudited)

	For the Three Months Ended	For the Three Months Ended
	June 29, 2014	June 30, 2013

Net sales	$ 207.9	$ 201.5
Cost of sales	162.7	148.7

Gross profit	45.2	52.8

Selling, general and administrative expenses	34.5	32.4

Operating income	10.7	20.4

Other expense (income)
Interest expense	11.8	14.8
Foreign exchange gain	--	(0.3)
Other expense	0.1	--
Debt extinguishment expense	--	24.7
Loss before income taxes	(1.2)	(18.8)
(Benefit) provision for income taxes	(0.1)	0.1

Net loss	$ (1.1)	$ (18.9)

Other Financial Data:

Depreciation and amortization	$ 7.6	$ 7.7

Table 2

Appvion, Inc.
Consolidated Statements of Operations
(dollars in millions)
(unaudited)

	For the Six Months Ended	For the Six Months Ended
	June 29, 2014	June 30, 2013

Net sales	$ 411.7	$ 412.3
Cost of sales	320.3	311.3

Gross profit	91.4	101.0

Selling, general and administrative expenses	66.2	62.7

Operating income	25.2	38.3

Other expense
Interest expense	24.2	29.8
Foreign exchange loss	0.1	0.4
Other expense	0.1	--
Debt extinguishment expense	--	24.7

Income (loss) before income taxes	0.8	(16.6)
(Benefit) provision for income taxes	(0.1)	0.2

Net income (loss)	$ 0.9	$ (16.8)

Other Financial Data:

Depreciation and amortization	$ 14.9	$ 15.2

Table 3

Appvion, Inc.
Consolidated Balance Sheets
(dollars in millions)
(unaudited)

	June 29, 2014	December 28, 2013

Cash and cash equivalents	$ 4.8	$ 1.8
Accounts receivable	58.6	75.9
Inventories	95.4	92.3
Other current assets	57.4	65.4
Total current assets	216.2	235.4

Property, plant and equipment, net	241.3	245.2

Other long-term assets	66.3	66.9

Total assets	$ 523.8	$ 547.5

Accounts payable	$ 66.7	$ 61.4
Other current liabilities	105.1	108.8
Total current liabilities	171.8	170.2

Long-term debt	582.2	592.4

Other long-term liabilities	124.1	133.0
Total equity	(354.3)	(348.1)

Total liabilities & equity	$ 523.8	$ 547.5

Table 4

Appvion, Inc.
Adjusted EBITDA
(dollars in millions)
(unaudited)

	For the Three	For the Three	For the Six	For the Six
	Months Ended	Months Ended	Months Ended	Months Ended
	June 29, 2014	June 30, 2013	June 29, 2014	June 30, 2013

Net (loss) income	$ (1.1)	$ (18.9)	$ 0.9	$ (16.8)

Add:
Interest expense	11.8	14.8	24.2	29.8
(Benefit) provision for income taxes	(0.1)	0.1	(0.1)	0.2
Depreciation	7.0	7.1	13.8	14.1
Amortization	0.6	0.6	1.1	1.1
Foreign exchange (gain) loss	--	(0.3)	0.1	0.4
Other expense	0.1	--	0.1	--
Debt extinguishment expense	--	24.7	--	24.7

EBITDA	18.3	28.1	40.1	53.5

Papermaking cessation costs, Domtar transition	--	--	--	2.0
Thermal capacity start-up costs	--	--	--	0.3
ESOP contributions and issuances	1.9	2.4	2.6	3.2

Adjusted EBITDA	$ 20.2	$ 30.5	$ 42.7	$ 59.0

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CONTACT: Bill Van Den Brandt, Senior Manager, Corporate Communications, 920-991-8613, bvandenbrandt@appvion.com